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                                                                   EXHIBIT 10.9

                                  ADVISORY AGREEMENT


         THIS ADVISORY AGREEMENT, dated as of the 1st day of July, 1996, is made by and between CENTERMARK PROPERTIES, INC., a Missouri corporation (the "Owner"), and WESTFIELD U.S. ADVISORY, L.P., a Delaware limited partnership (the "Advisor").

                                 W I T N E S S E T H:

         WHEREAS, the Owner is incorporated under the laws of the State of Missouri and currently qualifies as a "real estate investment trust" as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to make investments of the type permitted for qualified real estate investment trusts under the Code;

         WHEREAS, the Owner desires to avail itself of the experience, sources of information, advice, assistance and certain facilities of or available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of and subject to the supervision of the Owner, as provided in this Advisory Agreement; and

         WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Owner, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                    I. DEFINITIONS

         1.1  DEFINITIONS.

         As used in this Advisory Agreement, the following capitalized terms shall have the meanings set forth below.

         (a) "Advisor" means Westfield U.S. Advisory, L.P., a Delaware limited partnership;

         (b) "Advisory Fee" shall have the meaning set forth in Section 3.1 hereof;


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         (c)  "Affiliate" means with respect to any Person (the "Subject
    Person"), any other Person controlling, controlled by or under common control with the Subject Person. As used in this definition of "Affiliate," the term "control" means, with respect to any Person, the right to the exercise, directly or indirectly, of 50% or more of the voting rights attributable to such Person;

         (d) "Bankruptcy" of any Person means the occurrence of any of the following events:

              (i) if such Person shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future Federal bankruptcy act or any other present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to the appointment of any trustee, receiver, conservator or liquidator of such Person of all, or substantially all, of its property; or

              (ii) if a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy act, or any other present or future Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and such order, judgment or decree shall remain unvacated and unstayed for a period of ninety (90) days from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or substantially all of its property shall be appointed without the consent of such Person and such appointment shall remain unvacated and unstayed for a period of ninety (90) days or if such Person shall file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or

              (iii) if such Person shall admit in writing its inability to pay its debts as they mature; or

              (iv) if such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or

              (v) if any assets of such Person are attached, seized or subjected to a garnishment or other action by a creditor of such Person seeking to realize upon a judgment against such Person, and such attachment, seizure, garnishment or

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other action is not vacated, stayed or otherwise resolved within ninety (90)
days thereafter;

         (e)  "Code" shall have the meaning set forth in the recitals hereto;

         (f) "Development Agreements" mean the Design, Development and Construction Agreements executed in accordance with the Master Development Framework Agreement;

         (g)  "Directors" means members of the Board of Directors of the Owner;

         (h)  "Indemnified Party" shall have the meaning set forth in
    Section 6.2(a) hereof;

         (i) "Independent Director" means a director who (i) is not, and has not for the last 12 months been, an officer or employee of the Owner or its subsidiaries, (ii) is not an Affiliate (as such term is defined below) of the Owner or its subsidiaries or an officer or employee of an Affiliate (as such term in defined below), (iii) is not a Member of the Immediate Family (as such term is defined below) of any natural person described in clauses
    (i) and (ii) above, and (iv) is free from any relationship that would interfere with the exercise of independent judgment as a director. With respect to any particular matter, a director is also interested if he or she has a financial interest in the matter. For purposes of the definition of "Independent Director," an "Affiliate" means any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the Owner; and "Member of the Immediate Family" means any parent, spouse of a parent, child, spouse of a child, spouse, brother or sister and includes step and adoptive relationships;

         (j) "Leasing Agreements" means the Leasing Agreements executed in accordance with the Master Development Framework Agreement;

         (k) "Management Agreements" means those agreements listed on SCHEDULE I attached hereto;

         (l) "Master Development Framework Agreement" means that certain Master Development Framework Agreement, dated as of July 1, 1996, between the Owner and Westfield Corporation, Inc.;


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         (m)  "Net Equity Value"  means the net equity value of the Owner in
    United States dollars for the relevant quarterly period determined as of the end of each calender quarter as reflected in the most recent quarterly financial statements of Owner (whether audited or unaudited), which financial statements shall, to the extent necessary, be adjusted to reflect the appraised value of the Owner Properties (which, with respect to any property held by a joint venture between Owner and one or more third parties, shall only include Owner's pro-rata share of such appraised value), after deducting any mortgage and long term indebtedness of Owner (which, with respect to any property held by a joint venture between Owner and one or more third parties, shall only include Owner's pro-rata share of
    such indebtedness) with respect to such Owner Properties.   The parties
    agree that the Net Equity Value as of the date hereof based on the current appraisals of the Owner Properties and the current indebtedness of the
    Owner is $941,301,000.   Upon receipt of any new appraisal for any of the
    Owner Properties pursuant to Section 2.11 hereof, the Net Equity Value shall be appropriately adjusted.

         (n) "Person" means an individual, partnership, joint venture, corporation, trust, unincorporated association or other entity;

         (o)  "Owner" means CenterMark Properties, Inc. and its subsidiaries;

         (p) "Owner Property" means any real property or interest therein and associated personal property owned by the Owner or any interest held by the Owner in a joint venture with third parties;

         (q) "Wages and Salaries" means wages, salaries and other compensation, including so-called fringe benefits such as life, disability, medical and health insurance pension plans, social security taxes and workers' compensation insurance;

         (r) "Westfield America Trust" means Westfield America Trust, a public trust constituted by the Trust Deed of Westfield America Trust, dated March 26, 1996, as amended, between Westfield America Management Limited and Perpetual Trustee Company Limited; and

         (s) "Westfield Holdings Limited" means Westfield Holdings Limited, a company incorporated in New South Wales and having its registered office at Level 24, 100 William Street, Sydney, New South Wales.


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         1.2  ACCOUNTING PRINCIPLES.

         Except as otherwise provided herein, all accounting and financial terms used herein shall be determined in accordance with a basis of presentation as agreed upon by Owner and Advisor from time to time.


                              II. DUTIES OF THE ADVISOR

         2.1   GENERAL.

         The Advisor shall use its commercially reasonable efforts to perform each of the duties set forth in this Advisory Agreement and shall have the authority to take all actions and to execute all documents and instruments that it deems necessary or advisable in connection with the management and operations of the Owner and the fulfillment of its duties as set forth herein, subject in each matter to the supervision of the Directors and to the investment policies of the Owner, and with respect to purchases, development, financing and sales of real property, to the prior approval of the Directors.

         2.2   ANNUAL STRATEGIC PLAN.

         The Advisor will prepare annually a strategic plan which incorporates a specific business strategy, an annual operating budget, investment and disposition objectives and capitalization and funding strategies. This plan will be presented in the fourth quarter of the year prior to the year for which such plan applies (other than the initial year hereof) to the Directors for their review and approval. The plan for the initial year hereof will be prepared and presented within six months of the date of execution hereof. Consistent with the annual strategic plan, and subject to supervision by the Directors, the Advisor will provide acquisition, financing and disposition services including the following:

         (a) Investigation and selection of possible acquisitions, property analysis, market and economic surveys, on-site physical inspections, review and projection of income and operating expenses and, when desired, supervising and negotiating the arrangement of financing;

         (b) Conducting negotiations with real estate brokers, owners of property and their agents, investment bankers and owners of privately and publicly held real estate companies;


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         (c)   Engaging and supervising, on behalf of the Owner, independent contractors which provide real estate brokerage, investment banking and leasing services, mortgage brokerage and other financial services and such other services as may be required relating to the Owner Properties;

         (d) Negotiating on behalf of the Owner for the sale, exchange or other disposition of any Owner Properties; and

         (e) Coordinating and managing operations of the joint venture interests held by the Owner and conducting all matters with the joint venture partners in the joint ventures.

         2.3   ASSET MANAGEMENT.

         The Advisor shall coordinate and supervise on behalf of the Owner all property managers, leasing agents and developers for administration, leasing, management and development of the Owner Properties. The Owner has engaged the Advisor or its Affiliates to provide property management, leasing services and/or development services for Owner Properties pursuant to the Management Agreements and the Master Development Framework Agreement..

         2.4   GENERAL ADMINISTRATIVE DUTIES.

         The Advisor shall perform, or supervise the performance of, the necessary administrative functions in the day-to-day management of the Owner and its operations, including, without limitation, internal and external financial reporting, property accounting, shareholder relations, joint venture partner relations, supervision of stock registrar and transfer services, and other necessary services.

         2.5   REAL ESTATE INVESTMENT ADVICE.

         The Advisor shall advise the Owner with respect to policy decisions to be made by the Directors, shall investigate and evaluate investment opportunities consistent with the real estate investment policies and the objectives of the Owner and recommend them to the Directors, and shall provide research, economic and statistical data in connection with the Owner's real estate investments and policies.

         2.6   SHORT-TERM INVESTMENTS.

         The Advisor may invest and reinvest any moneys and securities of the Owner in short-term investments pending investment in the Owner Properties, payment of expenses and other amounts in accordance with approved budgets, or payment of divi-


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dends to shareholders of the Owner.  Unless a specific policy is developed by the Advisor and approved by the Directors, the Advisor may invest and reinvest any monies and securities of the Owner, pending investment in the Owner Properties, in accordance with current practice of the Owner. The Advisor shall develop and submit such a policy within 30 days of the execution hereof.

         2.7   AGENCY.

         The Advisor shall act as agent of the Owner in making, acquiring, financing and disposing of investments, disbursing and collecting the Owner's funds, paying the debts and fulfilling the obligations of the Owner, supervising the performance of the managers and any developer of the Owner Properties and handling, prosecuting and settling any claims of or against the Owner, the Directors, holders of the Owner's securities or the Owner's representatives or properties.

         2.8   RETENTION OF SERVICES.

         The Advisor may retain for and on behalf of the Owner such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Advisor deems necessary or advisable in connection with the management and operations of the Owner and the fulfillment of the Advisor's duties as set forth herein.

         2.9   BANK ACCOUNTS.

         The Advisor may establish one or more bank accounts in the name of the Owner or in its own name and may deposit into and disburse from such accounts any moneys on behalf of the Owner, provided that no funds in any such account shall be commingled with funds of the Advisor, and the Advisor shall as requested by the Directors render appropriate accountings to the Directors of such deposits and disbursements. Advisor and all officers and employees of Advisor who may handle or are responsible for the handling of receipts or disbursements shall be covered by insurance maintained by Advisor, at its sole cost and expense, in an amount not less than One Million Dollars ($1,000,000) for employee dishonesty coverage against any and all loss, theft, embezzlement or other fraudulent acts on the part of Advisor or Advisor's employees, and not less than One Hundred Thousand Dollars ($100,000) for money and securities on and off the premises, transit and depositors forgery coverage, indemnifying Owner, as obligee, against any and all loss, theft, embezzlement or other fraudulent acts on the part of Advisor or Advisor's employees.


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         2.10  BOOKS AND RECORDS.

         The Advisor shall maintain all accounting and reporting systems, books and records of the Owner, including books of account and records relating to services performed by the Advisor, and shall make such books and records accessible for inspection by the Directors at any time during ordinary business hours.

         2.11  APPRAISALS AND REPORTING.

         As frequently as the Advisor may deem necessary or advisable and, so long as WAT is a shareholder in the Owner, as frequently as may be required by the WAT Trustee, the Advisor shall, at the cost and expense of Owner, prepare, or cause to be prepared, with respect to each of the Owner Properties (a) an appraisal prepared by an independent real estate appraiser, (b) reports and information on the Owner's operations and asset performance and (c) other information reasonably requested by the Owner. All appraisals prepared pursuant to clause (a) above shall be performed by Landauer Real Estate Counselors or such other real estate appraiser as may be mutually agreed upon by the Owner and
the Advisor.   Notwithstanding anything to the contrary contained herein, the
Owner and the Advisor agree that appraisals will be performed with respect to each individual Owner Property not less than once every three years, which appraisals may be performed on a rolling basis, and that an appraisal shall be performed with respect to an Owner Property upon the completion of any redevelopment of such Owner Property.

         2.12  REPORTS, ETC.

         The Advisor shall prepare, or cause to be prepared, all reports, financial or otherwise, with respect to the Owner reasonably required by the Directors or required by Westfield America Trust (so long as it is a shareholder in Owner) in order for it to comply with its organizational documents or any securities law applicable to it, and all tax returns and any other reports or other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Owner's books of account by a nationally recognized independent accounting firm.

         2.13  FINANCING AND SECURITIES ISSUANCES.

         The Advisor shall provide services to the Owner in connection with negotiations by the Owner with investment banking firms, securities brokers or dealers and other institutions or investors in connection with the sale of securities of the Owner and the securing of loans for the Owner.

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         2.14  REIT QUALIFICATION, ETC.

         In the performance of its duties and responsibilities hereunder, the Advisor shall refrain from any action (a) which, in its judgment, would adversely affect the qualification of the Owner as a "real estate investment trust" under the Code, (b) which, in its judgment, would have adverse tax consequences to the holders of units of Westfield America Trust (so long as Westfield America Trust is a shareholder in Owner), (c) which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Owner or its securities, the violation of which could have a material adverse effect on the Owner, or (d) which would otherwise not be permitted by the certificate of incorporation of the Owner.

         2.15  EXPERTS.

         In performing its duties under this Article 2, the Advisor shall be entitled to reasonably rely on qualified experts hired by the Advisor.


                                  III. COMPENSATION

         3.1   ADVISORY FEE.

         The Owner shall pay to the Advisor a quarterly Advisory Fee equal to .1375% (for an annual Advisory Fee of .55%) of the Net Equity Value of the Owner
for each quarter. The Advisory Fee shall be paid in U.S. dollars and shall be payable in arrears on January 31, April 30, July 31 and October 31 of each calendar year for the preceding calender quarterly period or part thereof, the first such payments to be made on October 31, 1996 for the quarterly period from the date hereof through and including September 30, 1996.

         3.2   PAYMENT FOR ADDITIONAL SERVICES.

         If the Owner shall request the Advisor to render services to the Owner other than those required to be rendered by the Advisor hereunder, such additional services, if performed, shall be compensated separately on terms to be agreed upon from time to time between the Advisor and the Owner, which terms shall not be less favorable to the Owner than the terms under which the Advisor is then performing similar services for other Persons, taking into account the full range of services and prices therefor provided by the Advisor to such other Persons.


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         3.3   EXPENSES OF THE ADVISOR.

         Without regard to the amount of compensation received hereunder by the Advisor, the Advisor shall bear the following expenses:

         (a)   Wages and Salaries of the Advisor's officers and employees; and

         (b)   rent and other overhead expenses of the Advisor.

         3.4   REIMBURSABLE EXPENSES.

         The Advisor shall pay, or cause to be paid out of the assets of the Owner, the following operating expenses of the Owner and, if the Advisor advances money for such expenses, it shall be entitled to reimbursement by the Owner therefor:

         (a) travel and other out-of-pocket expenses incurred by directors, officers and employees of the Advisor in connection with the purchase, financing, refinancing or sale of an Owner Property;

         (b) costs of legal, accounting, tax, administrative and other similar services rendered for the Owner by Persons retained by the Advisor or, if provided by the Advisor's employees (other than with respect to operational accounting services provided by the Owner's employees), in amounts not greater than those that the Advisor determines in good faith would have been charged by unrelated third Persons performing similar services;

         (c) all other costs and expenses relating to the Owner's operations, including without limitation the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of the Owner's investments, including appraisal, reporting, audit and legal fees;

         (d) all insurance costs incurred in connection with the operation of the Owner;

         (e) expenses connected with payments of interest or distributions in cash or any other form made or caused to be made by the Directors to or on account of holders of securities of the Owner, including without limitation expenses incurred in connection with any dividend reinvestment plan;

         (f) expenses connected with communications to holders of securities of the Owner and the other bookkeeping and clerical work necessary in main-


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taining relations with holders of securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including the cost of printing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Owner's securities;

         (g)   transfer agent and registrar's fees and charges; and

         (h) expenses relating to any office or office facilities maintained for the Owner or the Owner Properties separate from the office or offices of the Advisor.

         3.5   RESTRICTIONS.

         (a) Except with respect to the transactions contemplated pursuant to that certain GSP Option Agreement, dated the date hereof, between Westfield Capital Corporation Finance Pty. Limited and Owner, the Advisor shall not consummate any transaction which would involve the acquisition by the Owner of property in which the Advisor or any Affiliate thereof has an ownership interest or the sale by the Owner of property to an Advisor or any Affiliate thereof, unless approved by a majority of the Directors, including the Independent Directors as required by the Owner's by-laws or certificate of incorporation or any relevant shareholder agreement and unless, for so long as Westfield America Trust is a shareholder in the Owner, all required approvals or consents under the Australian Corporations Law or the Australian Stock Exchange Listing Rules have been obtained.

         (b) Other than advances of expenses pursuant to Section 3.4 hereof, the Owner may not make loans to, or borrow money from, the Advisor or any Affiliate thereof, unless a majority of the Directors (including the Independent Directors as required by the Owner's by-laws or certificate of incorporation or any relevant shareholder agreement) approve the transaction.

         (c) The Owner shall not invest in joint ventures with the Advisor, or any Affiliate thereof, unless a majority of the Directors (including the Independent Directors as required by the Owner's by-laws or certificate of incorporation or any relevant shareholder agreement) approve the transaction.

         (d) All other material transactions between the Owner and the Advisor, or any Affiliate thereof, shall require approval by a majority of the Directors (including the Independent Directors as required by the Owner's by-laws or certificate of incorporation or any relevant shareholder agreement)).


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                                IV. TERMINATION; TERM

         4.1   TERMINATION.

         (a) TERM. The term of this Advisory Agreement shall commence on the date hereof and shall continue until terminated pursuant to this Article.

         (b) NON-CURABLE TERMINATING EVENTS. (i) The Owner may terminate this Advisory Agreement on not less than 30 days written notice to the Advisor upon the occurrence of any of the following events:

              (x)  the Bankruptcy of the Advisor;

              (y) an act of fraud, embezzlement or theft (which, in the case of theft, constitutes a felony) against Owner or its Affiliates which causes it material injury is perpetrated by Advisor or by Developer or by Manager in its corporate capacity (as distinguished from the acts of any employees of such entities which are taken without the approval or complicity of the Board of Directors of such entities' managing general partner) under this Agreement, the Management Agreements, the Master Development Framework Agreement, any Development Agreement or any Leasing Agreement; and

              (z) the aggregate direct and indirect interest of Westfield America Trust and Westfield Holdings Limited or their respective Affiliates (including any investment vehicle sponsored, promoted or managed by any such entity) in the Owner is less than 20%;

         (ii) This Advisory Agreement shall terminate if the Advisor shall notify the Owner that advisory services shall cease to be one of the major business undertakings of Westfield Holdings Limited in the United States, provided that this Advisory Agreement shall continue for a period of 180 days after delivery of such notice to the Owner if the Owner shall be reasonably satisfied with the Advisor's ability to continue providing the services required hereunder during such period.

         (c) CURABLE DEFAULTS. (i) Either the Owner or the Advisor may terminate this Advisory Agreement by written notice to the other party in the event that the other party shall default (the "Defaulting Party") in the performance or observance of any material term, condition or covenant contained in this Advisory Agreement or shall fail to perform or observe the same in accordance with the required standard under this Advisory Agreement and such default shall continue for a period of thirty (30) days after written notice thereof shall have been received by the non-defaulting party (the "Non-


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Defaulting Party") specifying such default and requesting that the same be remedied in such thirty-day period (a "Default Notice").

         The Defaulting Party shall be deemed to have complied with a Default Notice given under this Section 4.1 if the default is such that it cannot reasonably be remedied within thirty (30) days, and the Defaulting Party shall, in good faith, have commenced to remedy the default specified therein as soon as is practicable after receiving such Default Notice, and, thereafter shall have diligently prosecuted the cure to its completion.

         (ii) A Non-Defaulting Party shall have the right to terminate this Advisory Agreement based on a default by a Defaulting Party under this Section 4.1(c) only if such default is determined to constitute an Adjudicated Default as provided below. If a Non-Defaulting Party believes that the other party has defaulted in the performance of a material obligation under this Advisory Agreement, and that such default remains uncured following the delivery of a default notice and the expiration of the applicable cure period provided in this
Section 4.1(c), then such Non-Defaulting Party may deliver a written notice to the other party setting forth its intention to terminate this Advisory Agreement pursuant to this Section (a "Termination Notice"). If the Defaulting Party desires to contest such termination, then the Defaulting Party shall so notify the Non-Defaulting Party within ten (10) Business Days after receipt of the Termination Notice, and a senior officer of each party shall meet promptly and negotiate in good faith in order to resolve such dispute. If such senior officers are unable to resolve the dispute within thirty (30) days after the Defaulting Party's receipt of the Termination Notice, then the Defaulting Party may institute an action in the appropriate judicial forum within thirty (30) days thereafter to determine whether the Defaulting Party has defaulted in the performance of a material obligation hereunder. An "Adjudicated Default" shall be deemed to have occurred if:

              (x) the parties' respective senior officers are unable to resolve such dispute and the Defaulting Party does not institute a judicial proceeding within thirty (30) days after its receipt of a Termination Notice;

              (y) a court renders a final decision finding that the Defaulting Party has defaulted in the performance of a material obligation hereunder, and the Defaulting Party does not deliver a notice of appeal to the appropriate parties within the applicable appeal period; or

              (z) a court renders a final decision finding that the Defaulting Party has defaulted in the performance of a material obligation hereunder and an appeal is perfected by the Defaulting Party within the applicable appeal period, and a second court renders a final decision finding that the


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         Defaulting Party has defaulted in the performance of a material obligation hereunder.

         (iii) Notwithstanding anything to the contrary contained herein, the provisions of this subparagraph (c) relating to an Adjudicated Default shall not apply to the termination events set forth in subparagraph (b) hereof.


                      V. ACTION UPON TERMINATION OR CANCELLATION

         5.1   ACCOUNTING.

         The Advisor shall immediately upon termination of this Advisory
Agreement:

         (a) pay over to the Owner all moneys collected and held for the account of the Owner pursuant to this Advisory Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

         (b) deliver to the Owner a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Owner;

         (c) deliver to the Owner all property and documents of the Owner then in the custody of the Advisor; and

         (d) cooperate with the Owner and take all reasonable steps requested to assist the Directors in making an orderly transition of the advisory function.


                     VI. LIABILITY AND INDEMNIFICATION OF ADVISOR

         6.1   LIMITATION ON LIABILITY.

         The Advisor shall have no responsibility other than to render the services and take the actions described herein in good faith and with the exercise of due care and shall not be responsible for any action of the Directors in following or declining to follow any advice or recommendation of the Advisor. The Advisor, except by reason of its own gross negligence or willful misconduct, shall not be liable for any action taken, omitted or suffered to be taken by it in good faith and believed by it to be authorized or within its


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discretion or rights or powers conferred upon it by this Advisory Agreement or in reasonable reliance upon the written opinion of counsel of recognized expertise.

         6.2   INDEMNIFICATION.

         (a) The Owner shall reimburse, indemnify and hold harmless the Advisor and its directors, officers, shareholders, agents and employees, and each other Person, if any, controlling the Advisor (an "Indemnified Party"), to the full extent lawful, from and against any and all losses, claims, damages or liabilities of any nature whatsoever with respect to or arising from any acts or omissions of the Advisor in its capacity as such, except with respect to losses, claims, damages or liabilities with respect to or arising out of the Advisor's gross negligence or willful misconduct or fraud.

         (b) Notwithstanding the indemnification provisions in Section 6.2(a) above, indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys' fees, arising from or out of a violation of state or federal securities laws associated with the offer and sale of Owner shares. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided that a court either (i) approves the settlement and finds that indemnification of the settlement and related costs should be made; or (ii) approves indemnification of litigation costs if a successful defense is made. If indemnification is unavailable as a result of this Section 6.2(b), the Owner shall contribute to the aggregate losses, claims, damages or liabilities to which the Advisor or its officers, directors, agents, employees or controlling Persons may be subject in such amount as is appropriate to reflect the relative benefits received by each of the Owner and the party seeking contribution on the one hand and the relative faults of the Owner and the party seeking contribution on the other, as well as any other relevant equitable considerations.

         (c) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Owner, notify the Owner in writing of the commencement thereof; but the omission so to notify the Owner shall not relieve it form any liability that it may have to any Indemnified Party pursuant to
Section 6.2(a) hereof, unless the failure to so notify would itself constitute gross negligence or willful misconduct. In case any such action shall be brought against an Indemnified Party and it shall notify the Owner of the commencement thereof, the Owner shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party and, after notice from the Owner to such Indemnified Party of its election so to assume the defense thereof, the Owner shall not be liable to such Indemnified Party under Section 6.2(a) hereof for any legal expenses of other counsel or any of the expenses, in each case subsequently incurred by such Indemnified Party, unless (i) the


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

Owner and the Indemnified Party shall have mutually agreed to the retention of such counsel or, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Owner and the Indemnified Party and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them.

         (d) The obligations of the Owner under this Section 6.2 shall be in addition to any liability which the Owner otherwise may have.

         6.3   REPRESENTATIONS, WARRANTIES AND COVENANT OF OWNER.

         (a)   The Owner represents and warrants as of the date hereof that:

         (i) the Owner has full authority to enter into this Advisory Agreement and to be bound by it;

         (ii) the execution and performance of this Advisory Agreement by the Owner will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, any agreement or instrument to which the Owner is subject; and

         (iii) the terms of this Advisory Agreement are in conformity with the applicable laws governing the Owner.

         (b) The Owner shall promptly advise the Advisor in writing of any agreements or changes in any agreements, instruments, governing law, regulations or interpretations thereof affecting the investments of the Owner or the duties, responsibilities, liabilities or obligations of the Advisor.


                            VII. MISCELLANEOUS PROVISIONS

         7.1   ENTIRE AGREEMENT.

         This Advisory Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof. Any modification or amendment of this Advisory Agreement shall be in writing executed by each of the parties.

         7.2   BINDING; ASSIGNMENT.

         This Advisory Agreement shall be binding on the parties hereto. No assignment by the Advisor shall be effective for any purpose without the written consent and approval of the Owner, PROVIDED, however, that notwithstanding the foregoing provisions of this Section 7.2, the Advisor shall have the right to assign its rights and obligations under this Advisory Agreement without the Owner's prior consent to any Affiliate of Westfield Holdings Limited as long as the transferee Person or entity assumes the obligations and liabilities of the Advisor hereunder from and after the effective date of such transfer and is capable of performing hereunder. The transfer of an interest in the Advisor or any constituent partner of the Advisor shall not be deemed an assignment of this Agreement so long as Westfield Holdings Limited continues to own, directly or indirectly, at least 50% of the voting and economic interest in the Advisor. Upon any such transfer, the Advisor shall be released from all liabilities arising hereunder from and after the effective date of such transfer.

         7.3   NO PARTNERSHIP OR JOINT VENTURE.

         The Owner and the Advisor are not, and shall not be deemed to be, partners or joint venturers with each other.

         7.4   SEVERABILITY.

         If any terms or provision of this Advisory Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Advisory Agreement, or the application of that term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Advisory Agreement shall be valid and be enforced to the fullest extent permitted by law.

         7.5   POLICY AND FINANCIAL INFORMATION.

         The Directors shall keep the Advisor informed in writing concerning the investment and financing policies of the Owner and shall promptly notify the Advisor of any intention to make any new investments, to sell or dispose of any existing investments or to enter into any agreement or understanding with any third party. The Owner shall furnish the Advisor a certified copy of all financial statements, a signed copy of each report prepared by independent public accountants, a certified copy of each amendment to the certificate of incorporation of the Owner, the By-Laws of the Owner and such other information with regard to the Owner's affairs as the Advisor from time to time reasonably may request.

         7.6   DOCUMENTS; NOTICES.

         In order to be deemed effective, all documents to be delivered and all notices, approvals, authorizations and/or consents to be given or obtained by any party to this Advisory Agreement shall be in writing and shall be given by personal delivery, or sent by express mail or nationally recognized overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile (with confirmed receipt), addressed as follows:

To the Advisor: Westfield U.S. Advisory, L.P.
                11601 Wilshire Blvd.
                12th Floor
                Los Angeles, CA  90025
                Fax:  (310) 444-9071
                Attention:  Executive Director

To the Owner:   CenterMark Properties, Inc.
                11601 Wilshire Blvd.
                12th Floor
                Los Angeles, CA  90025
                Attention:  President


The above addresses may be changed for future communications or delivery of notice hereunder by giving notice of such change to the others listed above in the manner prescribed by this Article. All notices shall be deemed effective when received by all applicable parties at the addresses set forth above (as such addresses may be changed by the parties in accordance herewith). Notwithstanding the foregoing, no notice shall be deemed ineffective because of any party's refusal to accept delivery at the address specified for the giving of such notice in accordance herewith.

         7.7   HEADINGS.

         The section headings used herein have been inserted for convenience of reference only and shall not be considered in interpreting this Advisory Agreement.

         7.8   GOVERNING LAW.

         This Advisory Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

         7.9   DIRECTOR ACTION.

         Whenever action on the part of the Owner or the Directors is contemplated in this Advisory Agreement, unless otherwise indicated herein, action by a majority of the Directors, including a majority of the Independent Directors in any case where specifically required hereunder, shall constitute the action provided for herein.

         7.10  OTHER ACTIVITIES.

         Directors, officers, employees and agents of the Advisor or any of its Affiliates may serve as Directors, officers, employees, agents, nominees or signatories of the Owner. When executing documents or otherwise acting in such capacities for the Owner, such Persons shall use their respective titles in the Owner. Such Persons shall receive from the Owner no compensation for their services to the Owner in any such capacities.

         7.11  AUTHORITY TO ACT.

         The Owner shall furnish to the Advisor from time to time, upon request of the Advisor, certified copies of appointments or designations setting forth the names, titles and authorities of the individuals who are authorized to act on behalf of the Owner with respect to the Owner investments, together with specimen signatures of those individuals who are authorized to act for the Advisor with respect to this Advisory Agreement. The Advisor shall furnish to the Owner from time to time, upon request of the Owner, certificates setting forth the names, titles and authorities of the Persons authorized to act on its behalf and provide specimen signatures of those individuals who are authorized to act on its behalf with respect to this Advisory Agreement.

         7.12  COUNTERPARTS.

         This Advisory Agreement may be executed in two counterparts and by each of the parties hereto on separate counterparts; all such counterparts shall together constitute but one and the same instrument.


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

         IN WITNESS WHEREOF, the Owner and the Advisor have executed this Advisory Agreement as of the day and year first above written.


                                       CENTERMARK PROPERTIES, INC.



                                       By: /s/ Richard Green
                                           -------------------------------
                                       Name:  Richard Green
                                       Title: President


                                       WESTFIELD U.S. ADVISORY, L.P.



                                       By:  Westfield Services, Inc.,
                                            its sole general partner



                                       By: /s/ Peter Lowy
                                           -------------------------------
                                       Name:  Peter Lowy
                                       Title: Vice President


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

                                      SCHEDULE I

                            LIST OF MANAGEMENT AGREEMENTS